Exhibit 99.4

JBI, Inc. Appoints Theodore J. Henry to its Board of Directors

NIAGARA FALLS, Ontario, Feb 12, 2010 (GlobeNewswire via COMTEX) -- JBI, Inc. (the "Company") (OTCBB: JBII) is pleased to announce that Theodore J. Henry is JBI's newest appointed independent Board member.

JBI's newest appointed independent Board member is Theodore J. Henry, who graduated Magna cum Laude in 1990 from Loyola College of Maryland with a B.S. in Biology.  Mr. Henry then received his Masters in Toxicology in 1996 from the University of Maryland, Baltimore, graduating Summa cum Laude.

As an environmental consultant, Ted worked as a technical advisor to community organizations participating in the cleanup of contaminated sites and developed community involvement programs for government entities looking to proactively involve stakeholders affected by contamination and the cumbersome cleanup process.  During this time, he worked closely with a variety of government and regulatory agencies, including the U.S. Environmental Protection Agency, U.S. Department of Defense and several state health and environmental agencies, and served on a variety of advisory and policy development boards and workgroups, including several on which he served in a volunteer capacity for multiple years.

With 14 years of this unique experience, including running his own small consulting company for half of that stretch, Ted is skilled in assessing complicated and voluminous information, working with diverse perspectives and understanding their individual thoughts and concerns, comprehending regulatory policy and frameworks, and communicating technical and detailed information to the layperson in a variety of forums and formats.

Commenting on his appointment to JBI's Board of Directors, Mr. Henry said, "Not too long ago, I walked away from a significant income because a client wanted me to do something I believed to be inappropriate and counter to their own policy.  Since that time, I have read about many companies and tracked the wreck of Wall Street and our economy quite closely. Then, in 2009, I ran across 310 Holdings, now JBII, and John Bordynuik.  The more I learned about him, the more impressed I became with his ethic, honesty, transparency and vision.  I believe that John Bordynuik is a man of excellent character and that JBII simply has great potential.  In turn, I was honored that John asked me to serve on the Board of Directors and I am extremely eager and excited to get started.”

Bordynuik concluded, “Ted Henry showed significant interest and commitment to JBII the first time I met him.  Then, in the months that followed, I learned how he ran his own business, as well as his unique work and grassroots experience, his scientific background, and his very strong communications skills. With such experience and abilities, it was clear to our team that he would be a valuable asset and should be included on the Board of Directors.  I look forward to working with him in the years ahead.”

About JBI, Inc.

JBI, Inc. is transitioning to become a global technology leader whose purpose is to mine data from JBI's large information archive, find under-productive entities to inject our superior proprietary technologies into, and benefit from increased productivity and profitability, beginning with Plastic2Oil. JBI has also acquired the following operations:

JAVACO, Inc. ("Javaco") is part of the Supplier Diversity Network, WBENC. JAVACO, Inc. currently distributes over 100 lines of equipment from fiber optic transmitters to RF connectors. To further enhance business in the United States, new distribution lines are frequently being added including a line of home theater and audio video products. Javaco will operate and manage the Company's Plastic2Oil sites in Mexico.

Pak-It, LLC ("Pak-It"): Using the patented Pak-It(TM) delivery system (liquid cleaner in a water soluble sachet) Pak-It can deliver glass cleaner, disinfectant, multi-purpose, and many more cleaning products (42 products currently) shipped in tiny packages of condensed cleaner (inside a 'dry' 1 quart container). This delivery method is "green" since it's fully biodegradable and saves thousands of dollars in shipping. The user simply adds water to the container without measuring or cutting the Pak-It. Large retailers and many national Building Service Contractors already using the product have documented significant cost savings from shipping, training, inventory control and space.

Accordingly, our revenue sources presently include (i) income from reading archived tapes (including microfiche) from clients such as NASA, (ii) income from the recently acquired Javaco, Inc., (iii) income from the sale of Pak-It products, and a bulk chemical facility which we realized beginning October 1, 2009, and (iv) from the anticipated commencement of operations in the first quarter of 2010 with Plastic2Oil, a process and service that converts plastic to fuel oil. For more information, please see http://www.jbiglobal.com and http://www.javacoinc.com and http://www.pakit.com/.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: JBI, Inc.

By Staff

CONTACT:    CONTACT:  JBI, Inc.
John Bordynuik, President and CEO
john@johnbordynuik.com
Investor Relations
James Parker
jparker@jbiglobal.com
+1 (916) 990-3667